THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR IN THE WARRANT AGREEMENT DESCRIBED BELOW

NUMBER

W-

WARRANTS

PINGTAN MARINE ENTERPRISE LTD.

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

CUSIP G7114V 11 0

WARRANT CERTIFICATE

This Warrant Certificate certifies that

, or registered assigns, is the registered holder of warrant or warrants (the "***Warrants***") to purchase ordinary shares, $.001 par value (the "***Ordinary Shares***"), of Pingtan Marine Enterprise Ltd., a Cayman Islands Company (the "***Company***"). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable Ordinary Shares (each, a "***Warrant***") as set forth below, at the exercise price (the "***Exercise Price***") as determined pursuant to the Warrant Agreement, payable in lawful money (or through "cashless exercise" if permitted by the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each Warrant is initially exercisable for one fully paid and non-assessable Ordinary Share. The number of the Warrants issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per Ordinary Share for any Warrant is equal to $12.00 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

COUNTERSIGNED:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
(Brooklyn, NY)

AS WARRANT AGENT

BY:

AUTHORIZED SIGNATURE

PINGTAN MARINE ENTERPRISE LTD.

By:

卓新荣

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

SENIOR VICE PRESIDENT AND DIRECTOR